Exhibit 10.3

STRAYER EDUCATION, INC.
2011 Equity Compensation Plan

NONQUALIFIED  STOCK OPTION AGREEMENT  FOR EMPLOYEE

Strayer Education, Inc., a Maryland corporation (the "Corporation"), hereby grants an option to purchase shares of its common stock, $.01 par value, (the "Stock") to the optionee named below. The terms and conditions of the option are set forth in this cover sheet, in the attachment and in the Corporation's 2011 Equity Compensation Plan (the “Plan”).

Grant Date:

Expiration Date:	____________; subject to special provisions for earlier expiration for termination of Service or Change in Control Resulting in Termination as described in the Agreement and Plan.

Name of Optionee:

Number of Shares Covered by Option:

Option Price per Share:

Vesting Schedule:
This option will vest in its entirety on the __________anniversary of the Grant Date; subject to special provisions for death, Disability or Change in Control Resulting in Termination as described in the Agreement and Plan.

By signing this cover sheet, you agree to all of the terms and conditions described in the Agreement and in the Plan, a copy of which is also attached. IN PARTICULAR, YOU ACKNOWLEDGE THAT THIS OPTION GRANT CONSTITUTES CONSIDERATION FOR YOUR ACCEPTANCE OF THE NON-COMPETITION PROVISIONS CONTAINED IN THE AGREEMENT. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Optionee:
(Signature)
Corporation:
(Signature)
Title:

This is not a stock certificate or a negotiable instrument.

STRAYER EDUCATION, INC.
2011 Equity Compensation Plan

NONQUALIFIED STOCK OPTION AGREEMENT

Nonqualified Stock Option	This option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code and will be interpreted accordingly.

Vesting
This option is only exercisable before it expires and then only with respect to the vested portion of the option.  Subject to the preceding sentence, you may exercise this option, in whole or in part, to purchase a whole number of vested shares not less than 100 shares, unless the number of shares purchased is the total number available for purchase under the option, by following the procedures set forth in the Plan and below in this Agreement.

Your right to purchase shares of Stock under this option vests as to the total number of shares covered by this option, as shown on the cover sheet (the “Option Shares”), on the ________anniversary of the Grant Date.

Notwithstanding the vesting schedule in the preceding paragraph, or any other term of this Agreement or the Plan, the Option Shares shall become fully vested upon your death or Disability or upon or a Change in Control Resulting in Termination.  For purposes of this Agreement, a Change in Control Resulting in Termination shall occur when there is a Change in Control, as that term is defined herein , and (1) your Service is terminated without cause within six (6) months of the effective date of the Change in Control or (2) there occurs a material reduction in your authority, functions, duties or responsibilities which causes your resignation from the Company within six (6) months of the effective date of the Change in Control.

Term
Your option will expire in any event at the close of business at Corporation headquarters on the day before the ____ anniversary of the Grant Date, as shown on the cover sheet.  Your option will expire earlier if your Service terminates, as described below.

Termination of Service
If your Service terminates for any reason other than your death or Disability, or a Change in Control Resulting in Termination, then if unvested as of the date of termination of Service, your option will immediately expire, and if your Service terminates for a Change in Control Resulting in Termination, your option will become fully vested as of the date of termination of Service and, your option will expire at the close of business at Corporation headquarters twelve (12) months after such termination date. During that twelve-month period, you may exercise your vested option.

Death or Disability
If your Service terminates because of your death, then your option will immediately become fully vested and your option will expire at the close of business at Corporation headquarters on the date twelve (12) months after the date of death.  During that twelve-month period, your estate or heirs may exercise your vested option.

If your Service terminates because of your Disability, then your option will immediately become fully vested, and your option will expire at the close of business at Corporation headquarters on the date twelve (12) months after the date of such termination.  During that twelve-month period, you or your legal representative may exercise your vested option.

Notice of Exercise
When you wish to exercise this option, you must notify the Corporation by filing the proper "Notice of Exercise" form at the address given on the form.  Your notice must specify how many shares you wish to purchase (in increments of at least 100 shares). Your notice must also specify how your shares of Stock should be registered (in your name only or in your and your spouse's names as joint tenants with right of survivorship).  The notice will be effective when it is received by the Corporation.

If someone else wants to exercise this option after your death, that person must prove to the Corporation's reasonable satisfaction that he or she is legally entitled to do so.

Form of Payment
When you submit your notice of exercise, you must include payment of the option price and applicable withholding taxes for the shares you are purchasing.  Payment may be made in one (or a combination) of the following forms:

	●	Cash, your personal check, a cashier's check, a money order or another cash equivalent acceptable to the Corporation.

	●	Shares of Stock of the Corporation which have already been owned by you for more than six months and which are surrendered to the Corporation. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option price.

	●	By delivery (on a form prescribed by the Corporation) of an irrevocable direction to (i) a licensed securities broker reasonably acceptable to the Corporation to sell Stock of the Corporation and to deliver all or part of the sale proceeds to the Corporation in payment of the aggregate option price and any withholding taxes, or (ii) to the Corporation to effect a “net exercise” by deducting an amount of shares of Stock of the Corporation covered by the option equal in market value to the exercise price of the options to be exercised

Transfer of Option
During your lifetime, only you (or, in the event of your legal incapacity or incompetence, your guardian or legal representative) may exercise the option.  You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan.  If you attempt to do any of these things, this option will immediately become invalid.  You may, however, dispose of this option in your will or it may be transferred upon your death by the laws of descent and distribution.

Regardless of any marital property settlement agreement, the Corporation is not obligated to honor a notice of exercise from your spouse, nor is the Corporation obligated to recognize your spouse's interest in your option in any other way.

Retention Rights
Neither your option nor this Agreement give you the right to be retained by the Corporation (or any Subsidiaries) in any capacity, and subject to applicable legal requirements or contractual provisions, the Corporation (and any Subsidiaries) reserve the right to terminate your Service at any time and for any reason subject to the terms of your Employment Agreement.

Shareholder Rights
You, or your estate or heirs, have no rights as a shareholder of the Corporation until a certificate for your option's shares has been issued following proper exercise and payment therefore.  No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.

Non-Competition
During the period you are providing Services to the Corporation and for a period of ____ years thereafter, you shall not take actions in competition with the Corporation in any state or similar jurisdiction in which the Corporation conducts a material amount of its business.  Unless otherwise specified in an employment or other agreement between the Corporation and you, you take actions in competition with the Corporation if you:

●
Fail to keep strictly confidential in accordance with the Employment Agreement all confidential business information disclosed by the Corporation to you, or which is obtained by you or otherwise disclosed to you in connection with performing Services for the Corporation, or use any such confidential information for any purpose other than performing Services for the Corporation; provided, however, that the foregoing shall not apply to information which (1) at the time of disclosure to you is already a matter  of public knowledge, (2) after disclosure to you becomes a matter solely of public knowledge, except by your breach of this provision, (3) was already in your possession at the time of disclosure and does not solely constitute specific and detailed information regarding the Corporation; (it being acknowledged that you possessed extensive industry experience and general knowledge of the education sector prior to joining the Corporation); or (4) which is required to be disclosed by law or regulation;

●	Enter into any employment, consulting or similar relationships with third parties which will result in a direct and material conflict of interest with the Corporation's business;

●
Act in any managerial capacity for or acquire an ownership interest in (except a minority interest of 5% or less acquired for investment purposes in a company whose stock is traded on a public exchange) any person or entity that is a direct and material competitor of the Corporation;

●	Without the written consent of the Corporation, solicit or direct anyone else to solicit any officer or key employee of the Corporation (y) to terminate his or her employment or other relationship with the Corporation or (z) to seek or accept employment with you or any third party; provided that the foregoing shall exclude actions which are the result of persons responding to general advertisements and do not involve any solicitation on your part.

You acknowledge and agree that any material breach by you of any of the provisions of this Section (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy.  Therefore, if you materially breach, or threaten to materially breach, any of the Restrictive Covenants, the Corporation and its affiliates shall have the right to seek to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction,  including, without limitation, the right to seek an entry against you of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.  This right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Corporation and its affiliates under law or in equity (including, without limitation, the recovery of damages).   In addition, in the event of such a material breach of the Restrictive Covenants the Corporation shall have the right to cause a forfeiture of your rights under this option agreement, including the right to cause: (i) a forfeiture of this option agreement, and (ii) with respect to the period commencing on the date of your termination of Service with the Corporation and ending twelve (12) months following such termination of Service (A) a forfeiture of any net gain recognized by you upon the exercise of this option agreement or (B) a forfeiture of any Stock acquired by you upon the exercise of this option agreement (but in such event the Corporation will repay you the option exercise price without interest).

Adjustments
In the event of a stock split, a stock dividend or a similar change in the Stock of the Corporation, the number of shares covered by this option and the option price per share shall be adjusted appropriately (and rounded down to the nearest whole number) if required pursuant to the Plan.

Applicable Law
This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan
The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan. This Agreement and the Plan constitute the entire understanding between you and the Corporation regarding this option.  Any prior agreements, commitments or negotiations concerning this option are superseded.

Consent to Electronic Delivery
The Corporation may choose to deliver certain informational materials relating to the Plan in electronic form.  By accepting this option grant you agree that the Corporation may deliver the Plan prospectus and the Corporation's annual report to you in an electronic format.  If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Corporation would be pleased to provide copies.  Please contact the General Counsel of the Corporation to request paper copies of these documents.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.